Exhibit 10.3

FORM OF CHANGE IN CONTROL AGREEMENT
THIS CHANGE IN CONTROL AGREEMENT is made as of [               ], 20[ ] (this “Agreement”), by and between IDEXX Laboratories, Inc., a Delaware corporation (the “Company”), and                                (the “Executive”) [and amends and restates in its entirety the [Amended and Restated] Executive Employment Agreement by and between the Company and the Executive dated as of [           ]].
The Compensation and Talent Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Committee believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives and in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the Company and Executive agree as follows:
1.Certain Definitions.
(a)“Effective Date” shall mean the first date during the Change in Control Period (as defined below) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.
(b)“Change in Control” shall have the meaning ascribed to such term in the Company’s 2018 Stock Incentive Plan, as amended or amended and restated from time to time. Notwithstanding the foregoing, for any payments or benefits hereunder that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a Change in Control must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).
(c)“Change in Control Period” shall mean the period commencing on the date hereof and ending on December 31, 2024; provided, that on each anniversary of such date (such date and each anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate one year from such Renewal Date, unless at least 120 days prior to the Renewal Date the Company shall give notice to the Executive that the Change in Control Period shall not be so extended.
2.Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the earlier of (a) the second anniversary of such date or (b) the termination of the Executive’s employment pursuant to Section 4 hereof (the “Employment Period”). Except as provided in Section 1(a), nothing in this Agreement shall, prior to the Effective Date, impose upon the Company any obligation to retain the Executive as an employee. In addition, nothing in this Agreement shall restrict the Executive from terminating the Executive’s employment with the Company, and no such termination by the Executive shall be deemed a breach of this Agreement.
3.Terms of Employment.
(a)Position and Duties.
(i)During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location that does not increase the Executive’s one-way commute by more than 35 miles.
(ii)During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company or the terms of this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)Compensation.
(i)Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its Affiliated Companies (as defined below) in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Executive’s Annual Base Salary shall not be reduced after any such increase, and the term “Annual Base Salary,” as utilized in this Agreement, shall refer to the Executive’s Annual Base Salary as so increased. As used in this Agreement, the term “Affiliated Companies” shall include any company controlled by, controlling or under common control with the Company.
(ii)Annual Bonus. In addition to Annual Base Salary, during the Employment Period, the Executive shall be entitled to receive such annual bonus as may be determined by the Board of Directors of the Company (the “Board”) or the Committee, as the case may be, but in no event shall the target bonus opportunity, expressed as a percentage of Annual Base Salary, be less than the target bonus opportunity in respect of the full fiscal year immediately preceding the Effective Date. Any annual bonus shall be paid no later than March 15 of the year following the year in which such bonus is earned; provided, that the Executive must be employed by the Company on the date of payment to be entitled to receive an Annual Bonus.
(iii)Incentive Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive plans, practices, policies and programs applicable generally to other peer executives of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliated Companies.
(iv)Welfare Benefit, Savings and Retirement Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit, savings and retirement plans, practices, policies and programs provided by the Company and its Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, split-dollar life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliated Companies.
(v)Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company in effect immediately prior to the Effective Date.
(vi)Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliated Companies.
(c)Equity Awards.
(i)Time-Based Awards. Immediately prior to the consummation of a Change in Control, each then-outstanding award for common stock of the Company, including without limitation any stock option, stock appreciation right, restricted stock unit award, restricted stock award or other stock-based award, subject only to time-based vesting conditions (each, a “Time-Based Award”), held by the Executive shall become immediately exercisable, vested, realizable, or deliverable, or free from restrictions applicable to the Award as to 25% of the number of shares as to which each such Time-Based Award would otherwise be subject to restrictions or not then be exercisable, vested, realizable, or deliverable (rounded down to the nearest whole share) (such shares, the “Accelerated Shares”), and the number of shares as to which each such Time-Based Award shall become exercisable, vested, realizable, deliverable and free from restrictions on each vesting date set forth in the Executive’s applicable award agreement shall be reduced proportionately by the Accelerated Shares. In addition, all such Time-Based Awards held by the Executive shall immediately become fully exercisable, vested, realizable, deliverable and free from restrictions if and when, within 24 months after a Change in Control, the Executive’s employment with the Company (or the acquiring or succeeding entity) is involuntarily terminated by the Company (or such acquiring or succeeding entity) other than for Cause (as defined below) or is terminated by the Executive for Good Reason (as defined below). Notwithstanding the provisions of this Section 3(c)(i), if any such outstanding Time-Based Award is terminated in connection with a Change in Control, such award shall become fully exercisable, vested, realizable, deliverable and free from restrictions immediately before the occurrence of the Change in Control.
(ii)Performance-Based Awards. Notwithstanding anything to the contrary herein, each then-outstanding award for common stock of the Company, including without limitation any stock option, stock appreciation right, restricted stock unit award, restricted stock award or other stock-based award, subject to performance-based vesting conditions (each, a “Performance-Based Award”), held by the Executive shall be subject to the terms and conditions set forth in the award agreement for such Performance-Based Award upon the occurrence of a Change in Control.
4.Termination of Employment.
(a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 13(c) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.
(b)Cause. Subject to Section 4(d), the Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) the willful failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
(c)Good Reason. The Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean one or more of the following conditions arising without the consent of the Executive:
(i)a material diminution in the Executive’s Annual Base Salary;
(ii)a material diminution in the Executive’s authority, duties, or responsibilities[; provided, that, for the avoidance of doubt, if at any time, the Executive shall cease to be the [      ] of the Company, the entity surviving any Change in Control (if not the Company) or person that ultimately controls the Company or such surviving entity, then a material diminution of the Executive’s authority, duties, or responsibilities shall be deemed have occurred]1;
(iii)a material diminution in the budget over which the Executive retains authority;
(iv)a change in the geographic location at which the Executive must perform services that results in an increase in the one-way commute of the Executive by more than 35 miles; or
(v)any other action or inaction that constitutes a material breach by the Company of this Agreement.
(d)Notice of Termination.
(i)Any termination by the Company for Cause, or by the Executive for Good Reason, shall be effected by Notice of Termination to the other party hereto given in accordance with Section 13(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (A) indicates the specific termination provision in this Agreement relied upon, (B) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (C) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstances in enforcing the Executive’s or the Company’s rights hereunder.
(ii)Any Notice of Termination for Cause must be given within 60 days of the Board learning of the event(s) or circumstance(s) which the Board believes constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board at which the Executive may, at the Executive’s election, be represented by counsel and at which the Executive shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board’s intention to terminate the Executive for Cause and stating, in detail, the particular event(s) or circumstance(s) which the Board believes constitute(s) Cause for termination.
(iii)Any Notice of Termination for Good Reason must be given to the Company within 60 days of the initial existence of one or more conditions described in Section 4(c) which the Executive believes constitute(s) Good Reason. Upon such Notice of Termination for Good Reason, the Company shall be entitled to a period of 30 days during which it may remedy the condition(s) and not be required to pay benefits under this Agreement.
1 For Brian McKeon, “Chief Financial Officer.” For Sharon Underberg, “General Counsel.”

(e)Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, subject, in the case of termination by the Company, for Cause, to the Company’s compliance with Section 4(d)(ii) and in the case of termination by the Executive for Good Reason, to the Executive’s compliance with Section 4(d)(iii); (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination; and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
5.Obligations of the Company Upon Termination.
(a)Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, Death or Disability or the Executive shall terminate employment for Good Reason:
(i)the Company shall pay to the Executive in a lump sum in cash the following amounts, subject, in each case, to Sections 10, 11 and 12 hereof:
A.the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the target bonus for the then current fiscal year and (y) a fraction, the numerator of which is the number of days in the then current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and
B.    the amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Average Annual Bonus. The Average Annual Bonus is equal to the average of the bonus paid (or payable) to the Executive for the three prior full fiscal years (or, if fewer, the number of full fiscal years the Executive was employed by the Company prior to the Effective Date); provided, that if the Executive was not eligible to participate in an annual bonus program for at least one full fiscal year, the Average Annual Bonus shall be the Executive’s target bonus for the year in which termination of employment occurs.

(ii)for 24 months after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(iv) of this Agreement (excluding any savings and/or retirement plans) if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies and their families, provided, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until 24 months after the Date of Termination and to have retired on the last day of such period;
(iii)to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliated Companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and
(iv)the Company shall timely reimburse the Executive up to $12,500 each year (an aggregate of $25,000) for expenses incurred in connection with outplacement services and relocation costs incurred in connection with obtaining new employment outside the state of their then-current principal residence until the earlier of (i) 24 months following the termination of Executive’s employment or (ii) the date the Executive secures full time employment.
(b)Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.
(c)Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
(d)Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his or her Annual Base Salary through the Date of Termination, (ii) the amount of any compensation previously deferred by the Executive, and (iii) Other Benefits, in each case to the extent theretofore unpaid or not yet provided. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
(e)Time of Payment. Amounts payable under this Section 5 following an Executive’s termination of employment, other than those expressly payable on a deferred basis,

will be paid in the payroll period next following the payroll period in which termination of employment occurs, except as otherwise provided in Sections 10, 11 or 12.
6.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliated Companies and for which the Executive may qualify, nor, subject to Section 13(g), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliated Companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
7.Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive (under this Agreement or otherwise) or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise provided in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.
8.Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its Affiliated Companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (“Confidential Information”). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts or benefits otherwise payable or to be provided to the Executive under this Agreement. Nothing in this Agreement, any invention and non-disclosure agreement executed by and between the Executive and the Company, any non-compete agreement executed by and between the Executive and the Company, or any policy or procedure of the Company, shall be construed to prevent disclosure of Confidential Information as may be required or permitted by applicable law or regulation; especially with respect to a federal or state administrative agency (e.g., Equal Employment Opportunity Commission, equivalent state employment agency, Securities and Exchange Commission, etc.) and including as part of filing a charge or complaint with such federal or state administrative agency, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required or permitted by such law, regulation, or order. The Executive does not need the prior authorization of, or to provide notice to, any representative of the Company to file a charge or complaint with, or otherwise participate in an investigation or proceeding that may be commenced by, a federal or state administrative agency. With respect, specifically, to an order of a court of competent jurisdiction, Executive will promptly provide the General Counsel of the Company with written notice of any such order. If the Company chooses to seek a protective order or other remedy, Executive will cooperate fully with the Company. If the Company does not obtain a protective order or other remedy or waives compliance with certain provisions of this Agreement, Executive will furnish only that portion of the Confidential Information which, in the written opinion of counsel, is legally required to be disclosed and will use its best efforts to obtain assurances that confidential treatment will be accorded to such disclosed Confidential Information. In addition, nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, Executive from exercising Executive’s rights under Section 7 of the National Labor Relations Act (NLRA) or otherwise disclosing information as permitted by law. Nothing in this Agreement in any way prohibits or is intended to restrict or impede, the Executive’s right to receive an award from any federal or state administrative agency for information provided under any protected whistleblower or similar program.
9.Successors.
(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.
10.Section 409A.
(a)This Agreement is intended to comply with Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
(b)Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” within the meaning of Section 409A, then such payment or benefit shall not be paid until the first payroll date following the date that is six months from the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
(c)To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
11.Section 280G. The Executive hereby agrees to the terms set forth in Exhibit A to this Agreement.
12.Release. As a condition of receipt of any payments or benefits under Section 5 of this Agreement, the Executive (or, in the event of the Executive’s termination due to death or Disability, the Executive’s estate, beneficiaries or other representatives, as applicable) shall be required to sign a customary release prepared by and provided by the Company (the “Release”) and to abide by the provisions thereof. The Release shall contain a release and waiver of any claims the Executive or the Executive’s estate, beneficiaries and other representatives may have against the Company and its officers, directors, affiliates and/or representatives, and shall release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims. Except as otherwise provided in Section 10, payments and benefits under Section 5 of this Agreement will be paid on the 90th day following the Executive’s termination of employment, provided that the Executive has executed and submitted the Release and the statutory period during which the Executive is entitled to revoke the Release has expired on or before that 90th day without the Executive revoking the Release. Notwithstanding anything to the contrary herein, if the Executive fails to timely execute and submit the Release or the Executive revokes the Release after its timely execution and submission, the Executive’s right to receive any payments or benefits under Section 5 of this Agreement will be forfeited.
13.Miscellaneous.
(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(b)This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(c)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by email, read receipt requested, addressed as follows (or such other addresses as specified by the parties by like notice):
If to the Executive:
at the address and e-mail on file in the Company’s records.
If to the Company:
IDEXX Laboratories, Inc.
One IDEXX Drive
Westbrook, ME 04092
Attention: General Counsel
Email: GeneralCounsel@idexx.com

Notice and communications shall be effective when actually received by the addressee.
(d)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(e)The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(f)The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company, by written notice to the other, at any time prior to the Effective Date, in which case the Executive shall have no further rights or obligations under this Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.
(h)Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Portland, Maine, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. The Company and the Executive shall separately pay for their respective counsel fees and expenses and the arbitration panel shall allocate the costs and expenses of the arbitration between the Executive and the Company; provided, that if the Executive substantially prevails on a material item that was subject to arbitration, the Company shall bear all expenses and other costs of the arbitration and all reasonable attorneys’ fees and expenses borne by the Executive.
(i)This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and, except as otherwise provided herein, supersedes all prior communications, agreements and understandings, written or oral, with the Company or any of its affiliates or predecessors with respect to the terms and conditions of the Executive’s employment. Notwithstanding the provisions of the preceding sentence, this Agreement does not supersede any agreement between the Executive and the Company regarding non-disclosure and developments or any non-competition agreement between the Executive and the Company. In addition, the Executive shall remain subject to the post-termination non-compete obligations under any non-compete agreement with the Company notwithstanding any terms of such agreement that would relieve the Executive of such obligations upon termination of the Executive’s employment with the Company other than for Cause.
(j)This Agreement may be executed by .pdf or facsimile signatures, or any other electronic signatures (including without limitation DocuSign or AdobeSign), in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to authorization from the Committee, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.
EXECUTIVE:

[NAME]

COMPANY:
IDEXX Laboratories, Inc.

By:
Name:
Title:
[Signature Page to Change in Control Agreement]

Exhibit A

Section 280G

This Exhibit A sets forth the terms and provisions applicable to the Executive as referenced in Section 11 of the agreement to which this Exhibit A is attached (the “Agreement”). This Exhibit A shall be subject in all respects to the terms and conditions of the Agreement. All capitalized terms that are used but not defined in this Exhibit A shall have the meanings ascribed to such terms in the Agreement.
(a)    If the Executive would otherwise be eligible to receive a payment or benefit pursuant to the terms of the Agreement or any equity or equity-based compensation or other agreement with the Company or any subsidiary or otherwise in connection with, or arising out of, the Executive’s employment with the Company or any subsidiary or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company (the “Accounting Firm”) determines, but for this sentence, would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), subject to clause (c) below, then the Company shall pay to the Executive whichever of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment, or (2) payment of only a part of the Parachute Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax.
(b)    If a reduction in the Parachute Payment is necessary pursuant to clause (a), then the reduction shall occur in the following order: (1) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments) and (2) cancellation of acceleration of vesting of equity or equity-based awards; provided, that to the extent permitted by Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Executive may designate a different order of reduction.
(c)    For purposes of determining whether any of the Parachute Payments (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accounting Firm, such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount,” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Section 280G of the Code.
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(d)    All determinations hereunder shall be made by the Accounting Firm, which determinations shall be final and binding upon the Company and the Executive.
(e)    The federal tax returns filed by the Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive’s federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided, that the Executive may delete information unrelated to the Parachute Payment or the Excise Tax and provided, further, that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).
(f)    In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense). In the event that the issues are interrelated to the Excise Tax, the Executive and the Company shall cooperate in good faith so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit a representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate in good faith with the Company and its representative.
(g)    The Company shall be responsible for all charges of the Accounting Firm.
(h)    The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.
(i)    The provisions of this Exhibit A shall survive the termination of the Executive’s employment with the Company for any reason and the termination of the Agreement.
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